As filed with the Securities and Exchange Commission on August 21, 1997


                                                   Registration No. 333-________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                                   MBIA INC.
             (Exact name of registrant as specified in its charter)

                     CONNECTICUT                   06-1185706
          (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)       Identification No.)



                                113 KING STREET
                             ARMONK, NEW YORK 10504
                    (Address of Principal Executive Offices
                              including Zip Code)


                                   MBIA INC.
                             1987 STOCK OPTION PLAN
                            (Full title of the Plan)


                              LOUIS G. LENZI, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                                113 KING STREET
                             ARMONK, NEW YORK 10504
                                 (914) 273-4545
           (Name, address and telephone number of agent for service)

================================================================================

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================



                                                                             Proposed maximum            Amount of
Title of securities    Amount to be       Proposed maximum offering          aggregate per               registration
to be registered       registered         price unit                         offering price              fee
---------------        ------------       -------------------------          -----------------           --------------

Common Stock,          1,000,000 (1)                 (2)                     $115,281,250 (2)            $34,933.71
par value
$1.00 per share



==================================================================================================================================

(1)  Consists of shares of Common Stock and an equal number of tandem Rights to be issued under the MBIA Inc. 1987 Stock Option Plan

     (the "Plan"). Such undeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.

(2)  Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of
     $115.28125 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on August 18, 1997, as reported on the New York Stock Exchange Consolidated Tape on August 18, 1997.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          Incorporated by reference in this Registration Statement are the following documents heretofore filed by MBIA Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     a. The Company's latest annual report filed pursuant to sections 13(a) or 15(d) of the Exchange Act;

     b. All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

     c. The description of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), contained in a registration state ment filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     d. The description of the Company's preferred share purchase rights (the "Rights") contained in a report filed by the Company pursuant to Section 13 of 15(d) of the Exchange Act and any amendment or report filed to update such description.

          All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          None.

Item 6.   Indemnification of Directors and Officers

          The Company was incorporated under the laws of the State of Connecticut in 1986. Section 33-171 of the Connecticut Business Corporation Act (the "CBCA") states that, unless its certificate of incorporation otherwise provides, a Corporation formed under Connecticut law prior to January 1, 1997 shall indemnify under Sections 33-770 to 33-778, inclusive, as amended, a director to the same extent the corporation is permitted to provide the same to a director pursuant to Section 33-771(a)(1), (b), (c) and (d). The obligation to indemnify is subject to certain limitations set forth in Section 33-775 of the CBCA, which require a determination in each case, in the manner set forth in
Section 33-775, that indemnification of the director is permissible.  Under
Section 33-774 of the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. Section 33-776(d) of the CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each of its officers who is not a director to the same extent as the corporation is permitted to provide the same to a director under Section 33-771(a)(1), (b), (c) and (d), as limited by Section 33-775. The general counsel or other officers specified by the Board of Directors may make the determination required by Section 33-775, in addition to the persons specified in that Section.

          In general, Section 33-771 provides that a corporation may indemnify and individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and
(ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by Section 33-636(b)(5) of the CBCA, Sections 33-772 and 33-773 of the CBCA require or permit a corporation, in certain circumstances and subjects to certain limitations set forth therein, to also indemnify a director against reasonable expenses incurred in such a proceeding.

          Section 33-771(d) provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under 33-771(a); or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

          The Restated Certificate of Incorporation of the Company includes a provision limiting a director's personal liability to the Company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the Company to its shareholders.

          The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statutes and the Restated Certificate of Incorporation. The insurance policy has a $50 million aggregate policy limit for any loss or losses during the policy year.


Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

          An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 10.

Item 9.   Undertakings

          (a)  Rule 415 Offering.  The undersigned Registrant hereby undertakes:
               -----------------

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incor porated by reference in the Registration State ment;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  Subsequent Exchange Act Documents.  The undersigned Registrant
               ---------------------------------
hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section

13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Indemnification.  Insofar as indemnification for liabilities
               ---------------
arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemni fication by it is against public policy as expressed in the Securities Act and will be governed by the final adjudi cation of such issue.

                                   SIGNATURES
                                   ----------


          The Registrant.  Pursuant to the requirements of the Securities Act of
          --------------
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on the 6th day of August, 1997.

                              MBIA INC.



                              By: /s/ David H. Elliot
                                 ----------------------------
                                 David H. Elliott
                                 Chairman and Chief
                                  Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                   Title                                Date
----------                   -----                                ----



/s/ David H. Elliott         Chairman and Chief Executive         August 6, 1997
---------------------------  Officer; Director
 David H. Elliott


/s/ Julliette S. Tehrani     Executive Vice President; Chief      August 6, 1997
---------------------------  Financial Officer and Treasurer
Julliette S. Tehrani


/s/ Elizabeth B. Sullivan
---------------------------  Vice President and Controller        August 6, 1997
Elizabeth B. Sullivan


/s/ Joseph W. Brown, Jr.*
---------------------------  Director                             August 6, 1997
Joseph W. Brown, Jr.


/s/ David C. Clapp*
---------------------------  Director                             August 6, 1997
David C. Clapp


/s/ Gary C. Dunton*
---------------------------  Director                             August 6, 1997
Gary C. Dunton


/s/ Claire L. Gaudiani*
---------------------------  Director                             August 6, 1997
Claire L. Gaudiani


/s/ William H. Gray, III*
---------------------------  Director                             August 6, 1997
William H. Gray, III


/s/ Freda S. Johnson*
---------------------------  Director                             August 6, 1997
Freda S. Johnson


/s/ Daniel P. Kearney*
---------------------------  Director                             August 6, 1997
Daniel P. Kearney


/s/ James A. Lebenthal*
---------------------------  Director                             August 6, 1997
James A. Lebenthal


/s/ Pierre-Henri Richard*
---------------------------  Director                             August 6, 1997
Pierre-Henri Richard


/s/ John A. Rolls*
---------------------------  Director                             August 6, 1997
John A. Rolls


/s/ Richard L. Weill
---------------------------  Director                             August 6, 1997
Richard L. Weill


* By:/s/ Louis G. Lenzi
     ------------------
     Louis G. Lenzi
     Attorney-in-Fact

                               Index to Exhibits
                               -----------------

Exhibit No.           Description of Exhibit
-----------  ----------------------------------------

4.1          Restated Certificate of Incorporation
             the Company, dated August 17, 1990,
             incorporated by reference to Exhibit
             3.1 of the Company's Annual Report on
             Form 10-K for the fiscal year ended
             December 31, 1990.

4.2          Company's By-laws as Amended as of May
             7, 1992, incorporated by reference to
             Exhibit 3.2 of the Company's Annual
             Report on Form 10-K for the fiscal year
             ended December 31, 1992.

4.3          Rights Agreement, dated as of December
             12, 1991, between the Company and
             Mellon Bank, N.A., incorporated by
             reference to the Company's Current
             Report on Form 8-K, filed on December
             31, 1991, incorporated by reference to
             Exhibit 10.62 to the Company's Annual
             Report on Form 10-K for the fiscal year
             ended December 31, 1993, as amended by
             Amendment to Rights Agreement, dated as
             of October 24, 1994, incorporated by
             reference to Exhibit 10.49 to the
             Company's Annual Report on Form 10-K
             for the fiscal year ended December 31,
             1994.

5            Opinion of Day, Berry & Howard as to
             the legality of securities to be
             registered (filed herewith).

23.1         Consent of Coopers & Lybrand L.L.P.
             (filed herewith).

23.2         Consent of Day, Berry & Howard
             (included in Exhibit 5).

24           Powers of Attorney (filed herewith).

99           MBIA Inc. 1987 Stock Option Plan,
             incorporated by reference to Exhibit
             10.15 to the Company's Registration
             Statement on Form S-1 (Registration No.
             33-14474), as amended by the First
             Amendment to the MBIA Inc. 1987 Stock
             Option Plan (filed herewith).